UNITED STATES

            SECURITIES AND EXCHANGE COMMISSION

                Washington, D.C. 20549

                       FORM 15


CERTIFICATION  AND  NOTICE  OF TERMINATION  OF  REGISTRATION
UNDER  SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF  1934
OR  SUSPENSION OF   DUTY TO FILE REPORTS UNDER  SECTIONS  13
AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Commission File Number         0-19000
                             ------------

                JLM Couture, Inc.
------------------------------------------------------------
(Exact name of registrant as specified in its charter)


     225 West 37th Street, New York, New York 10018
------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


      Common Stock, par value $.002 per share
-----------------------------------------------------------
(Title of each class of securities covered by this Form)


------------------------------------------------------------
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


 Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)    [ X ]

           Rule 12g-4(a)(1)(ii)   [   ]

           Rule 12g-4(a)(2)(i)    [   ]

           Rule 12g-4(a)(2)(ii)   [   ]

           Rule 12h-3(b)(1)(i)    [   ]

           Rule 12h-3(b)(1)(ii)   [   ]

           Rule 12h-3(b)(2)(i)    [   ]

           Rule 12h-3(b)(2)(ii)   [   ]

           Rule 15d-6             [ X ]


Approximate number of holders of record as of the
certification or notice date:   185
                              ---------

Pursuant to the requirements of the Securities Exchange  Act
of    1934,    JLM   Couture,   Inc.   has    caused    this
certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:   April 28, 2005            By:/s/Joseph L. Murphy
                                     -----------------------
                                     Joseph L. Murphy,
                                     President